Exhibit 99.1

Customers Bancorp, Inc.
1015 Penn Avenue
Wyomissing, PA 19610
Contacts:
Jay Sidhu, Chairman & CEO 610-935-8693
Carla Leibold, CFO 484-923-8802
Bob Ramsey, Director of Investor Relations 484-926-7118

Customers Bancorp Reports Net Income
For Second Quarter 2019

Strong Loan Growth, Expanded Net Interest Margin and Expense Control
Expected to Show Strong Core Earnings Growth for Rest of 2019

Wyomissing, PA, July 24, 2019 - Customers Bancorp, Inc. (NYSE: CUBI) the parent company of Customers Bank and its operating division BankMobile (collectively “Customers” or "CUBI"), today reported second quarter 2019 ("Q2 2019") net income to common shareholders of $5.7 million, or $0.18 per diluted share. Core earnings for Q2 2019, which excludes losses related to interest-only GNMA securities acquired from a mortgage warehouse customer of $7.5 million, totaled $12.1 million, or $0.38 per diluted share (a non-GAAP measure). Net interest margin, tax equivalent ("NIM") (a non-GAAP measure), expanded 5 basis points during Q2 2019 and average total loans and leases grew $570 million, or 7%, over first quarter 2019 ("Q1 2019").

(Dollars in thousands, except per share amounts)	USD	Per Share		USD	Per Share
Q2 2019 Net Income to Common Shareholders (GAAP)			YTD June 2019 Net Income to Common Shareholders (GAAP)
Customers Bank Business Banking	$12,778	$0.40	Customers Bank Business Banking	$24,766	$0.79
BankMobile	(7,097)	(0.22)	BankMobile	(7,260)	(0.23)
Consolidated	$5,681	$0.18	Consolidated	$17,506	$0.55

Q2 2019 Core Earnings (Non-GAAP Measure)			YTD June 2019 Core Earnings (Non-GAAP Measure)
Customers Bank Business Banking	$19,166	$0.61	Customers Bank Business Banking	$31,152	$0.99
BankMobile	(7,084)	(0.22)	BankMobile	(7,247)	(0.23)
Consolidated	$12,083	$0.38	Consolidated	$23,906	$0.76

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Customers Bank Business Banking segment reported Q2 2019 earnings per diluted share of $0.40, an increase of $0.02 per diluted share from Q1 2019. Customers Bank Business Banking segment Q2 2019 core earnings per diluted share of $0.61 (a non-GAAP measure) increased $0.23 per diluted share from Q1 2019.

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Notable charges during Q2 2019 totaled $8.3 million, or $0.20 per diluted share, including a $7.5 million loss realized upon the acquisition of certain interest-only GNMA securities that served as the primary collateral for a mortgage warehouse customer that unexpectedly ceased operations in Q2

2019, or $0.18 per diluted share, accrued severance expense of $0.5 million, or $0.01 per diluted share, and other securities losses of $0.3 million, or $0.01 per diluted share.

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NIM (a non-GAAP measure) expanded 5 basis points from Q1 2019 to 2.64% in Q2 2019; this marks our third consecutive quarter of NIM expansion from the trough of 2.47% reported in third quarter 2018 ("Q3 2018").

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Total assets were $11.2 billion at June 30, 2019, compared to $10.1 billion at March 31, 2019 and $11.1 billion at June 30, 2018. Total asset growth reflected a stronger than expected seasonal increase in mortgage warehouse loans outstanding.

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Total deposits increased $890 million, or 12.2%, year-over-year, which included a $592 million, or 34.5% increase in demand deposits. BankMobile's first White Label banking partnership deposit balances were approaching $50 million at June 30, 2019.

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Loan mix improved year-over-year, as commercial and industrial ("C&I") loans, excluding commercial loans to mortgage companies, increased $377 million, or 21%, and consumer loans increased $549 million. As planned, multi-family loans decreased $525 million, or 15%, year-over-year.

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Asset quality remains strong. Non-performing loans were only 0.15% of total loans at June 30, 2019 and reserves equaled 330% of non-performing loans. Net charge-offs were only $0.6 million, or 3 basis points of average total loans on an annualized basis, during Q2 2019.

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Reflecting growth in C&I and consumer loans, the provision for loan losses was $5.3 million in Q2 2019, compared to $4.8 million in Q1 2019 and a benefit of $0.8 million in second quarter 2018 ("Q2 2018").

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The BankMobile segment reported a loss per diluted share of $(0.22) in Q2 2019, compared to a loss per diluted share of $(0.10) in Q2 2018. Q2 2019 BankMobile segment results reflect an increase in provision for loan losses of $7.1 million, or $0.17 per diluted share, primarily as a result of increased consumer loan growth. Of the $386 million of consumer loan additions during Q2 2019, approximately $206 million was added in June 2019, with $155 million added on June 28, 2019, which impacted provision this quarter and will benefit net interest income in future periods.

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Q2 2019 book value per common share was $24.80 and tangible book value per common share (a non-GAAP measure) was $24.30. Tangible book value per common share has increased at a compound annual growth rate of 10.0% over the past five years.

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Based on the July 17, 2019 closing price of $19.65, Customers Bancorp common equity is trading at 0.81x tangible book value of $24.30 (a non-GAAP measure) and 7.3x the 2020 consensus estimate of $2.71.

Jay Sidhu, CEO and Chairman of Customers Bank stated, "We are pleased with improvements in core earnings and margin expansion this quarter, a reflection of strong loan growth and improved loan mix. We are also excited that BankMobile's first White Label partnership has generated nearly $50 million of very low-cost deposits to Customers. We expect White Label banking to add significant new customers and deposits to our bank over time."

Commenting on Q2 2019 notable items, Mr. Sidhu continued, "We were disappointed with the unexpected, abrupt shut down of one of our mortgage warehouse customers this quarter. We view this as an isolated event that is not indicative of the overall credit quality of our mortgage warehouse portfolio. We took possession of certain interest-only GNMA securities that secured our loan. The shortfall in the fair value of the interest-only GNMA securities resulted in a write-down of approximately $7.5 million. We are still planning to pursue all legal remedies to recover as much of this charge as possible. Separately, a severance charge of $0.5 million during the quarter resulted from our continued diligent analysis of staffing and de-emphasis of less profitable lines of business. We expect the staffing reductions to reduce annual compensation expense by at least $3 million. Other expense control initiatives related to our banking operations have been initiated and are expected to result in material cost savings in the second half of 2019."

Looking Ahead

Mr. Sidhu continued, "Customers expects core earnings per share to exceed $2.20 in 2019, in line with or ahead of most Street estimates. The planned commercial and consumer loan growth in 2019 requires upfront provision expense. This provision expense caused a drag on Q1 2019 and Q2 2019 earnings and provision expense is expected to be lower in the second half of 2019. Earnings should accelerate starting in Q3 2019. For 2020, Customers is projecting core earnings per share of at least $3.00, an increase of about 45% from the current 2019 consensus estimates.

Net interest margin is now expected to increase over 15 basis points during the second half of 2019 to 2.80% by Q4 2019, with full-year 2019 net interest margin above 2.70%. Average interest earning assets for 2019 are expected to be roughly equal to 2018 average interest earning assets. Core non-interest income is expected to grow approximately 10% - 20% from 2018 and the core efficiency ratio for full-year 2019 is expected to be in the mid-60%s. C&I loans, excluding loans to mortgage companies, are expected to grow over $500 million in 2019, while consumer loans are expected to be approximately 80% of average BankMobile deposits and less than 7.5% of Customers Bank Business Banking segment loans. Core deposit growth is expected to maintain the same pace in the second half of 2019 as the first half of 2019. Continued growth in retained earnings is expected to provide flexibility to call preferred equity as it becomes callable beginning in 2020 and to consider common stock buybacks if CUBI continues to trade below market multiples."

Mr. Sidhu continued, "We believe, at this time, we are on track to achieve core earnings per share in 2019 that meet or exceed Street expectations. Looking ahead, we expect a stronger second half of 2019 and expect core earnings per share to be $3.00 or higher in 2020 and to achieve a core return on average assets of 1.25% within 2-3 years."

Strategic Priorities

Improve Profitability: Target a 2.75% NIM by Q4 2019 and a 1.25% Core ROAA in 2-3 years

As stated during our 2018 Analysts Day in October 2018, Customers expects to keep average total assets relatively flat in 2019, with a focus on growing its core businesses, while improving margins, capital, and profitability. Through favorable mix shifts in both assets and liabilities, Customers expects to improve the overall quality of its balance sheet and deposit franchise, expand its net interest margin, enhance liquidity and improve interest rate sensitivity.

•	Target core return on average assets ("ROAA") in top quartile of peer group, which we expect will equate to a ratio of 1.25% or higher over the next 2-3 years.

•	Achieve NIM expansion to 2.75% or greater by Q4 2019, with a full year 2019 NIM above 2.70%, through an expected shift in asset and funding mix. We now expect NIM to be 2.80% for Q4 2019.

•	BankMobile growth and maturity expected to enhance profitability; we expect BankMobile to be profitable by Q4 2019.

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Expense control; we expect very modest growth in most Customers Bank Business Banking segment expenses during 2019, and incremental spend in other areas will be driven by revenue growth or new business or technology initiatives at BankMobile.

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Core deposit and good quality higher-yielding loan growth are strategic priorities. Customers currently has $1.9 billion of loans with yields below 3.75% at June 30, 2019, of which $1.6 billion are multi-family loans. Over the next two years, we expect to run-off these lower-yielding multi-family loans and will replace them with higher-yielding interest earning assets. During the second half of 2019, we plan to continue reducing this portfolio by $1 billion or more.

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Maintain strong credit quality and superior risk management. We do not see any material deterioration on the asset quality front. The Bank is relatively neutral to interest rate changes at June 30, 2019.

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Evaluate opportunities to redeem our preferred stock as it becomes callable or buy back our common stock, if that is a better option. Redeeming all of the preferred stock as it becomes callable would add approximately $0.45 to our diluted earnings per share.

Focus on Capital Allocation

The tangible common equity to tangible assets ratio (a non-GAAP measure) was 6.8% at June 30, 2019, while the leverage ratio was 9.5%. These ratios are higher than last year, but declined from March 31, 2019 due to higher seasonal asset levels. "We anticipate having excess capital above our targeted minimum tangible common equity ratio of 7.0% at year-end, which gives us options," Sidhu stated. "As capital builds, we will evaluate the best uses for our excess capital, which may include common stock buybacks or calling our preferred equity as it becomes callable, starting in 2020," Sidhu continued.

BankMobile Segment is Expected to Generate a Positive Earnings Contribution by Q4 2019

BankMobile, a division of Customers Bank, operates a branchless digital bank offering low cost banking services to approximately 1.0 million active deposit customers. Customers reported in Q4 2018 that it expects to retain BankMobile for a 2-3 year period, but will regularly evaluate the best options for BankMobile. "We expect to update the market about our current plans for BankMobile sometime during Q4 2019," stated Sidhu.

BankMobile deposits averaged $489 million in Q2 2019, with an average cost of just 0.17%. The Q2 2019 segment net loss increased to $7.1 million, or $(0.22) per diluted share, compared to a net loss of $3.3 million, or $(0.10) per diluted share in Q2 2018, principally due to an increase in the provision for loan losses of $7.1 million driven from upfront provisions for consumer loans added to the BankMobile segment during Q2 2019. BankMobile is expected to generate a positive contribution to Customers' earnings in Q4 2019, given consumer loan growth, expected core deposit growth, and fee changes to its student disbursement business which will be fully implemented in Q3 2019. These fees are waived for customers that meet minimum monthly deposit requirements, as part of BankMobile's goals of creating customers for life with very low cost banking products. The new fees help balance that strategy with the need to cover costs from more transactional accounts and encourage customers to use BankMobile as a primary banking relationship.

In late November 2018, BankMobile's first White Label banking partnership went live in a beta test phase, making BankMobile's best in class banking products available to the partner's broad customer base, and on April 18, 2019, the partner made a public announcement and began the first phase of national digital marketing efforts. The partnership has generated nearly $50 million in deposits.

Q2 2019 Overview
The following table presents a summary of key earnings and performance metrics for the quarter ended June 30, 2019 and the preceding four quarters, respectively:

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
EARNINGS SUMMARY - UNAUDITED

(Dollars in thousands, except per share data and stock price data)	Q2	Q1	Q4	Q3	Q2
	2019	2019	2018	2018	2018

GAAP Profitability Metrics:
Net income available to common shareholders	$5,681	$11,825	$14,247	$2,414	$20,048
Per share amounts:
Earnings per share - basic	$0.18	$0.38	$0.45	$0.08	$0.64
Earnings per share - diluted	$0.18	$0.38	$0.44	$0.07	$0.62
Book value per common share (1)	$24.80	$24.44	$23.85	$23.27	$22.70
CUBI stock price (1)	$21.00	$18.31	$18.20	$23.53	$28.38
Average shares outstanding - basic	31,154,292	31,047,191	31,616,740	31,671,122	31,564,893
Average shares outstanding - diluted	31,625,741	31,482,867	32,051,030	32,277,590	32,380,662
Shares outstanding (1)	31,202,023	31,131,247	31,003,028	31,687,340	31,669,643
Return on average assets ("ROAA")	0.36%	0.64%	0.71%	0.22%	0.89%
Return on average common equity ("ROCE")	2.96%	6.38%	7.58%	1.31%	11.32%
Efficiency ratio	77.32%	68.32%	69.99%	66.42%	64.35%
Non-GAAP Profitability Metrics (2):
Core earnings	$12,083	$11,823	$16,992	$20,053	$20,841
Per share amounts:
Core earnings per share - diluted	$0.38	$0.38	$0.53	$0.62	$0.64
Tangible book value per common share (1)	$24.30	$23.92	$23.32	$22.74	$22.15
Net interest margin, tax equivalent	2.64%	2.59%	2.57%	2.47%	2.62%
Tangible common equity to tangible assets (1)	6.79%	7.35%	7.36%	6.80%	6.33%
Core ROAA	0.61%	0.64%	0.82%	0.88%	0.91%
Core ROCE	6.31%	6.38%	9.05%	10.86%	11.76%
Adjusted pre-tax pre-provision net income	$25,446	$25,036	$27,957	$31,821	$30,706
Adjusted ROAA - pre-tax and pre-provision	0.98%	1.04%	1.12%	1.18%	1.15%
Adjusted ROCE - pre-tax and pre-provision	11.39%	11.57%	12.96%	15.28%	15.29%
Core efficiency ratio	69.90%	68.32%	66.18%	62.99%	63.26%
Asset Quality:
Net charge-offs	$637	$1,060	$2,154	$471	$427
Annualized net charge-offs to average total loans	0.03%	0.05%	0.10%	0.02%	0.02%
Non-performing loans ("NPLs") to total loans (1)	0.15%	0.26%	0.32%	0.27%	0.29%
Reserves to NPLs (1)	330.36%	194.15%	147.16%	174.56%	149.25%
Regulatory Ratios (3):
Common equity Tier 1 capital to risk-weighted assets	8.04%	8.91%	8.96%	8.70%	8.61%
Tier 1 capital to risk-weighted assets	10.31%	11.47%	11.58%	11.26%	11.16%
Total capital to risk-weighted assets	11.66%	12.92%	13.00%	12.69%	12.55%
Tier 1 capital to average assets (leverage ratio)	9.51%	10.01%	9.66%	8.91%	8.87%

(1) Metric is a spot balance for the last day of each quarter presented.
(2) Non-GAAP measures exclude investment securities gains and losses, severance expense, merger and acquisition-related expenses, losses realized from the sale of lower-yielding investment securities and multi-family loans, loss upon acquisition of interest-only GNMA securities, and certain intangible assets. These notable items are not included in Customers' disclosures of core earnings and other core profitability metrics. Please note that not each of the aforementioned adjustments affected the reported amount in each of the periods presented. Customers' reasons for the use of these non-GAAP measures and a detailed reconciliation between the non-GAAP measures and the comparable GAAP amounts are included at the end of this document.

(3) Regulatory capital ratios are estimated for Q2 2019.

Net Interest Income
Net interest income totaled $64.7 million in Q2 2019, an increase of $5.4 million from Q1 2019, primarily due to a $0.6 billion increase in average interest-earning assets and a 5 basis point expansion of NIM. Compared to Q1 2019, total loan yields increased 14 basis points to 4.62%. The cost of interest-bearing deposits increased by 8 basis points. Borrowing costs increased 11 basis points to 3.09% due to an increase in longer-term borrowings. Total deposit and borrowing costs were 2.04% for Q2 2019, up 9 basis points from 1.95% for Q1 2019.
Q2 2019 net interest income decreased $2.6 million from Q2 2018 primarily due to a $0.5 billion reduction in average interest-earning assets, offset in part by 2 basis points of NIM expansion. Compared to Q2 2018, total loan yields increased 27 basis points to 4.62%. Total investment securities yields increased 55 basis points to 3.77% mostly due to the sale of $495 million of lower-yielding securities in Q3 2018 and run-off of other lower-yielding securities. Given Federal Reserve interest rate hikes in 2018 and the associated increases in market interest rates, the cost of deposits and borrowings increased 51 basis points to 2.04% for Q2 2019, up from 1.67% for Q2 2018.
Total loans increased $608 million, or 6.7%, to $9.7 billion at June 30, 2019 compared to the year-ago period. C&I loans increased $377 million to $2.1 billion, commercial loans to mortgage companies increased $67 million to $2.1 billion; residential mortgages increased $160 million to $655 million; consumer loans increased $549 million to $553 million; and commercial real estate non-owner-occupied loans increased $20.6 million to $1.2 billion. These increases were offset in part by a planned decrease in multi-family loans of $525 million, or 14.8%, to $3.0 billion.
Total deposits increased $890 million, or 12.2%, to $8.2 billion at June 30, 2019 compared to the year-ago period. Total demand deposits increased $592 million, or 34.5%, to $2.3 billion, certificates of deposit accounts increased $366 million, or 17.7%, to $2.4 billion, and savings deposits increased $491 million to $530 million. In July 2018, Customers launched a new digital, on-line savings banking product with a goal of gathering retail deposits. As of June 30, 2019, this new product generated $479 million in retail deposits, an increase of $118 million since March 31, 2019. Higher cost money market deposits decreased $559 million, or 16.1%, to $2.9 billion at June 30, 2019 compared to the year-ago period.

Provision, Credit Quality and Risk Management

The provision for loan losses totaled $5.3 million in Q2 2019, compared to $4.8 million in Q1 2019 and a benefit of $0.8 million in Q2 2018. The Q2 2019 provision expense included $8.0 million for net growth in the consumer and C&I loan portfolios, net of the multi-family loan run off, and $0.1 million for impaired loan provisions, offset in part by a release of reserve of $2.9 million resulting from lower expected credit losses than previously estimated. Net charge-offs for Q2 2019 were $0.6 million, or 3 basis points of average loans on an annualized basis, compared to net charge-offs of $1.1 million, or 5 basis points in Q1 2019, and $0.4 million, or 2 basis points in Q2 2018.
Risk management is a critical component of how Customers creates long-term shareholder value, and Customers believes that asset quality is one of the most important risks in banking to be understood and managed. Customers believes that asset quality risks must be diligently addressed during good economic times with prudent underwriting standards so that when the economy deteriorates the bank's capital is sufficient to absorb all losses without threatening its ability to operate and serve its community and other constituents. "Customers' non-performing loans at June 30, 2019 were only 0.15% of total loans, compared to our peer group non-performing loans of approximately 0.74% in the most recent period available, and industry average non-performing loans of 1.13% in the most recent period available. Our expectation is superior asset quality performance in good times and in difficult years," said Mr. Sidhu.

Non-Interest Income

Non-interest income totaled $12.0 million in Q2 2019, a decrease of $7.7 million compared to Q1 2019. The decrease in non-interest income primarily reflects a $7.5 million loss on the shortfall in the fair value of the interest-only GNMA securities acquired from a commercial mortgage warehouse loan customer that unexpectedly shut down operations in May 2019 and a seasonal decrease of $2.0 million in interchange and card revenue, offset in part by increases of $1.1 million in deposit fees, $0.4 million in mortgage warehouse transactional fees, and $0.3 million in commercial lease income. The decrease in interchange and card revenue primarily resulted from a seasonal decrease in activity at BankMobile, coinciding with the end of the academic semester, partially offset by higher negotiated fee sharing rates with our debit card processor. The increase in deposit fees primarily resulted from an increase in service charges on some deposit accounts relating to a change in the fee structure at BankMobile. The increase in mortgage warehouse transaction fees primarily resulted from a seasonal increase in activity volumes. The increase in commercial lease income primarily resulted from the continued growth of our Equipment Finance Group.

Non-Interest Expense

Non-interest expense totaled $59.6 million in Q2 2019, an increase of $5.6 million compared to Q1 2019. The increase in non-interest expense primarily resulted from increases of $1.1 million in professional services, $1.1 million in salaries and employee benefits, $0.8 million in other non-interest expenses, $0.7 million in provision for operating losses, and $0.5 million for technology-related costs. The increase in professional services and other non-interest expenses primarily resulted from our ongoing investment in our White Label partnership. The increase in salaries and employee benefits primarily resulted from additional working days compared to the prior quarter, severance payments related to a reduction of headcount, primarily in less profitable business lines, and an increase in headcount at BankMobile.
Tax

Customers' effective tax rate was 21.1% for Q2 2019, compared to 23.8% for Q1 2019 and 22.4% for Q2 2018. The decrease in the effective tax rate from Q1 2019 and Q2 2018 was primarily driven by a favorable return to provision adjustment recorded during Q2 2019. Customers expects the full-year 2019 effective tax rate to be approximately 22% to 24%.

Significantly Lowering Commercial Real Estate Concentration

Customers' total commercial real estate ("CRE") loan exposures subject to regulatory concentration guidelines of $4.2 billion as of June 30, 2019 included construction loans of $78 million, multi-family loans of $3.0 billion, and non-owner occupied commercial real estate loans of $1.1 billion, which represent 340% of total risk-based capital on a combined basis, a reduction from a 392% commercial real estate concentration as of June 30, 2018. Customers' loans subject to regulatory CRE concentration guidelines had a 3 year cumulative reduction of 7.6% in Q2 2019, a deceleration from cumulative growth of 46.3% a year ago.

Customers' loans collateralized by multi-family properties were approximately 31.0% of Customers' total loan portfolio and approximately 246% of total risk-based capital at June 30, 2019, down from approximately 38.9% and 294%, respectively, at June 30, 2018. Following are some key characteristics of Customers' multi-family loan portfolio:

•	Principally concentrated in New York City with an emphasis on properties subject to some type of rent control; and principally to high net worth families;

•	Current average loan size is $6.9 million;

•	Current weighted average annual debt service coverage ratio is 1.52x;

•	Current weighted average loan-to-value for the portfolio is 62.3%;

•	All loans are individually stressed with an increase of 1% and 2% to the cap rate and an increase of 1.5% and 3% in loan interest rates;

•	All properties are inspected prior to a loan being granted and inspected thereafter on an annual basis by dedicated portfolio managers or outside inspectors; and

•	Credit approval process is independent of customer sales and portfolio management process.

Conference Call
Date:            Wednesday, July 24, 2019
Time:            5:00 PM EDT
US Dial-in:        800-309-1256
International Dial-in:    323-347-3622
Participant Code:    119216

Please dial in at least 10 minutes before the start of the call to ensure timely participation. Slides accompanying the presentation will be available on Customers' website at https://www.customersbank.com/investor-relations/ prior to the call.

Please submit any questions you have regarding the earnings in advance to rramsey@customersbank.com and the executives will address them on the call. Customers will also open the lines to questions following management's presentation of the second quarter results. A playback of the call will be available beginning July 24, 2019 at 8:00 PM EDT until 8:00 PM EDT on August 23, 2019. To listen, call within the United States 888-203-1112, or 719-457-0820 when calling internationally. Please use the replay passcode 9112020.

Institutional Background

Customers Bancorp, Inc. is a bank holding company located in Wyomissing, Pennsylvania engaged in banking and related businesses through its bank subsidiary, Customers Bank. Customers Bank is a community-based, full-service bank with assets of approximately $11.2 billion at June 30, 2019. A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender that provides a range of banking services to small and medium-sized businesses, professionals, individuals and families through offices in Pennsylvania, the District of Columbia, Illinois, New York, Rhode Island, Massachusetts, New Hampshire and New Jersey. Committed to fostering customer loyalty, Customers Bank uses a High Tech/High Touch strategy that includes use of industry-leading technology to provide customers better access to their money, as well as Concierge Banking® by appointment at customers’ homes or offices 12 hours a day, seven days a week. Customers Bank offers a continually expanding portfolio of loans to small businesses, multi-family projects, mortgage companies and consumers.

Customers Bancorp, Inc.'s voting common shares are listed on the New York Stock Exchange under the symbol CUBI. Additional information about Customers Bancorp, Inc. can be found on the Company’s website, www.customersbank.com.

“Safe Harbor” Statement
In addition to historical information, this press release may contain ''forward-looking statements'' within the meaning of the ''safe harbor'' provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Customers Bancorp, Inc.'s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words ''may,'' ''could,'' ''should,'' ''pro forma,'' ''looking forward,'' ''would,'' ''believe,'' ''expect,'' ''anticipate,'' ''estimate,'' ''intend,'' ''plan,'' or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.'s control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Customers Bancorp, Inc.'s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. In addition, important factors relating to the acquisition of the Disbursements business, the combination of Customers' BankMobile business with the acquired Disbursements business, the implementation of Customers Bancorp, Inc.'s strategy to retain BankMobile for 2-3 years, the possibility that the expected benefits of retaining BankMobile for 2-3 years may not be achieved, or the possible effects on Customers' results of operations if BankMobile is never divested could cause Customers Bancorp's actual results to differ from those in the forward-looking statements. Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management's current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.'s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the year ended December 31, 2018, subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, including any amendments thereto, that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. Customers Bancorp, Inc. does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(Dollars in thousands, except per share data)						Six Months Ended
	Q2	Q1	Q4	Q3	Q2	June 30,
	2019	2019	2018	2018	2018	2019	2018
Interest income:
Loans and leases	$103,567	$93,116	$94,248	$97,815	$95,240	$196,683	$181,171
Investment securities	6,481	6,241	6,277	8,495	9,765	12,722	18,437
Other	1,902	1,718	2,778	3,735	2,634	3,620	4,996
Total interest income	111,950	101,075	103,303	110,045	107,639	213,025	204,604

Interest expense:
Deposits	35,980	31,225	34,029	32,804	24,182	67,204	43,975
FHLB advances	7,607	5,293	3,662	9,125	11,176	12,900	18,256
Subordinated debt	1,684	1,684	1,684	1,684	1,684	3,369	3,369
Other borrowings	2,000	3,569	2,404	2,431	3,275	5,569	6,651
Total interest expense	47,271	41,771	41,779	46,044	40,317	89,042	72,251
Net interest income	64,679	59,304	61,524	64,001	67,322	123,983	132,353
Provision for loan and lease losses	5,346	4,767	1,385	2,924	(784)	10,113	1,333
Net interest income after provision for loan and lease losses	59,333	54,537	60,139	61,077	68,106	113,870	131,020

Non-interest income:
Interchange and card revenue	6,760	8,806	7,568	7,084	6,382	15,565	16,043
Deposit fees	3,348	2,209	2,099	2,002	1,632	5,557	3,724
Commercial lease income	2,730	2,401	1,982	1,419	1,091	5,131	1,953
Bank-owned life insurance	1,836	1,816	1,852	1,869	1,869	3,653	3,900
Mortgage warehouse transactional fees	1,681	1,314	1,495	1,809	1,967	2,995	3,854
Gain (loss) on sale of SBA and other loans	—	—	(110)	1,096	947	—	2,308
Mortgage banking income	250	167	73	207	205	417	325
Loss upon acquisition of interest-only GNMA securities	(7,476)	—	—	—	—	(7,476)	—
Gain (loss) on sale of investment securities	—	—	—	(18,659)	—	—	—
Other	2,907	3,005	4,918	5,257	2,034	5,912	4,930
Total non-interest income	12,036	19,718	19,877	2,084	16,127	31,754	37,037

Non-interest expense:
Salaries and employee benefits	26,920	25,823	26,706	25,462	27,748	52,743	52,673
Technology, communication and bank operations	12,402	11,953	11,531	11,657	11,322	24,355	21,266
Professional services	5,718	4,573	5,674	4,743	3,811	10,291	9,820
Occupancy	3,064	2,903	2,933	2,901	3,141	5,967	5,975
Commercial lease depreciation	2,252	1,923	1,550	1,103	920	4,174	1,735
FDIC assessments, non-income taxes, and regulatory fees	2,157	1,988	1,892	2,415	2,135	4,145	4,335
Provision for operating losses	2,446	1,779	1,685	1,171	1,233	4,225	2,759
Advertising and promotion	1,360	809	917	820	319	2,169	709
Merger and acquisition related expenses	—	—	470	2,945	869	—	975
Loan workout	643	320	360	516	648	963	1,307
Other real estate owned (income) expenses	(14)	57	285	66	58	43	98
Other	2,634	1,856	3,042	3,305	1,546	4,491	4,379
Total non-interest expense	59,582	53,984	57,045	57,104	53,750	113,566	106,031
Income before income tax expense	11,787	20,271	22,971	6,057	30,483	32,058	62,026
Income tax expense	2,491	4,831	5,109	28	6,820	7,323	14,222
Net income	9,296	15,440	17,862	6,029	23,663	24,735	47,804
Preferred stock dividends	3,615	3,615	3,615	3,615	3,615	7,229	7,229
Net income available to common shareholders	$5,681	$11,825	$14,247	$2,414	$20,048	$17,506	$40,575

Basic earnings per common share	$0.18	$0.38	$0.45	$0.08	$0.64	$0.56	$1.29
Diluted earnings per common share	$0.18	$0.38	$0.44	$0.07	$0.62	$0.55	$1.26

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET - UNAUDITED
(Dollars in thousands)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2019	2019	2018	2018	2018
ASSETS
Cash and due from banks	$24,757	$41,723	$17,696	$12,943	$22,969
Interest-earning deposits	71,038	75,939	44,439	653,091	228,757
Cash and cash equivalents	95,795	117,662	62,135	666,034	251,726
Investment securities, at fair value	708,359	678,142	665,012	668,851	1,161,000
Loans held for sale	5,697	1,602	1,507	1,383	1,043
Loans receivable, mortgage warehouse, at fair value	2,001,540	1,480,195	1,405,420	1,516,327	1,930,738
Loans receivable	7,714,106	7,264,049	7,138,074	7,239,950	7,181,726
Allowance for loan losses	(48,388)	(43,679)	(39,972)	(40,741)	(38,288)
Total loans receivable, net of allowance for loan losses	9,667,258	8,700,565	8,503,522	8,715,536	9,074,176
FHLB, Federal Reserve Bank, and other restricted stock	101,947	80,416	89,685	74,206	136,066
Accrued interest receivable	38,506	35,716	32,955	32,986	33,956
Bank premises and equipment, net	10,095	10,542	11,063	11,300	11,224
Bank-owned life insurance	268,682	266,740	264,559	263,117	261,121
Other real estate owned	1,076	976	816	1,450	1,705
Goodwill and other intangibles	15,847	16,173	16,499	16,825	17,150
Other assets	269,165	235,360	185,672	165,416	143,679
Total assets	$11,182,427	$10,143,894	$9,833,425	$10,617,104	$11,092,846

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand, non-interest bearing deposits	$1,380,698	$1,372,358	$1,122,171	$1,338,167	$1,090,744
Interest-bearing deposits	6,805,079	6,052,960	6,020,065	7,175,547	6,205,210
Total deposits	8,185,777	7,425,318	7,142,236	8,513,714	7,295,954
Federal funds purchased	406,000	388,000	187,000	—	105,000
FHLB advances	1,262,100	1,025,832	1,248,070	835,000	2,389,797
Other borrowings	99,055	123,963	123,871	123,779	186,888
Subordinated debt	109,026	109,002	108,977	108,953	108,929
Accrued interest payable and other liabilities	129,064	93,406	66,455	80,846	70,051
Total liabilities	10,191,022	9,165,521	8,876,609	9,662,292	10,156,619

Preferred stock	217,471	217,471	217,471	217,471	217,471
Common stock	32,483	32,412	32,252	32,218	32,200
Additional paid in capital	439,067	436,713	434,314	431,205	428,796
Retained earnings	334,157	328,476	316,651	302,404	299,990
Accumulated other comprehensive loss	(9,993)	(14,919)	(22,663)	(20,253)	(33,997)
Treasury stock, at cost	(21,780)	(21,780)	(21,209)	(8,233)	(8,233)
Total shareholders' equity	991,405	978,373	956,816	954,812	936,227
Total liabilities & shareholders' equity	$11,182,427	$10,143,894	$9,833,425	$10,617,104	$11,092,846

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN - UNAUDITED
(Dollars in thousands)
	Three Months Ended
	June 30, 2019		March 31, 2019		June 30, 2018
	Average Balance	Average Yield or Cost (%)	Average Balance	Average Yield or Cost (%)	Average Balance	Average Yield or Cost (%)
Assets
Interest earning deposits	$78,666	3.01%	$85,263	2.52%	$188,880	1.78%
Investment securities (1)	687,048	3.77%	691,823	3.61%	1,213,989	3.22%
Loans and leases:
Commercial loans to mortgage companies	1,658,070	4.76%	1,264,478	5.05%	1,760,519	4.93%
Multi-family loans	3,097,537	3.84%	3,253,792	3.79%	3,561,679	3.90%
Commercial and industrial loans and leases (2)	2,041,315	5.19%	1,921,139	5.14%	1,713,150	4.75%
Non-owner occupied commercial real estate loans	1,181,455	4.53%	1,169,333	4.47%	1,269,373	4.34%
Residential mortgages	723,160	4.28%	695,748	4.16%	477,932	4.08%
Consumer loans	289,511	9.41%	116,295	9.15%	4,166	4.62%
Total loans and leases (3)	8,991,048	4.62%	8,420,785	4.48%	8,786,819	4.35%
Other interest-earning assets	94,388	5.58%	80,542	5.98%	139,842	5.15%
Total interest-earning assets	9,851,150	4.56%	9,278,413	4.41%	10,329,530	4.18%
Non-interest-earning assets	520,692		481,116		391,660
Total assets	$10,371,842		$9,759,529		$10,721,190
Liabilities
Interest checking accounts	$836,154	1.96%	$815,072	1.90%	$554,441	1.58%
Money market deposit accounts	3,168,957	2.26%	3,144,888	2.24%	3,310,979	1.63%
Other savings accounts	484,303	2.16%	380,911	2.02%	36,784	0.27%
Certificates of deposit	1,972,792	2.33%	1,552,153	2.14%	1,960,007	1.75%
Total interest-bearing deposits (4)	6,462,206	2.23%	5,893,024	2.15%	5,862,211	1.65%
Borrowings	1,462,362	3.09%	1,432,685	2.98%	2,736,644	2.36%
Total interest-bearing liabilities	7,924,568	2.39%	7,325,709	2.31%	8,598,855	1.88%
Non-interest-bearing deposits (4)	1,345,494		1,360,815		1,109,527
Total deposits and borrowings	9,270,062	2.04%	8,686,524	1.95%	9,708,382	1.67%
Other non-interest-bearing liabilities	115,717		104,401		84,788
Total liabilities	9,385,779		8,790,925		9,793,170
Shareholders' equity	986,063		968,604		928,020
Total liabilities and shareholders' equity	$10,371,842		$9,759,529		$10,721,190
Interest spread		2.51%		2.46%		2.51%
Net interest margin		2.63%		2.59%		2.61%
Net interest margin tax equivalent (5)		2.64%		2.59%		2.62%

(1) For presentation in this table, average balances and the corresponding average yields for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(2) Includes owner occupied commercial real estate loans.
(3) Includes non-accrual loans, the effect of which is to reduce the yield earned on loans and leases, and deferred loan fees.
(4) Total costs of deposits (including interest bearing and non-interest bearing) were 1.85%, 1.75% and 1.39% for the three months ended June 30, 2019, March 31, 2019 and June 30, 2018, respectively.
(5) Non-GAAP tax-equivalent basis, using an estimated marginal tax rate of 26% for the three months ended June 30, 2019, March 31, 2019 and June 30 2018, presented to approximate interest income as a taxable asset. Management uses non-GAAP measures to present historical periods comparable to the current period presentation. In addition, management believes the use of these non-GAAP measures provides additional clarity when assessing Customers’ financial results. These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN - UNAUDITED
(Dollars in thousands)
	Six Months Ended
	June 30, 2019		June 30, 2018
	Average Balance	Average Yield or Cost (%)	Average Balance	Average Yield or Cost (%)
Assets
Interest earning deposits	$81,947	2.76%	$186,470	1.66%
Investment securities (1)	689,422	3.69%	1,150,064	3.21%
Loans and leases:
Commercial loans to mortgage companies	1,462,362	4.89%	1,676,601	4.81%
Multi-family loans	3,175,233	3.81%	3,599,593	3.81%
Commercial and industrial loans and leases (2)	1,981,559	5.16%	1,683,566	4.55%
Non-owner occupied commercial real estate loans	1,175,428	4.50%	1,275,404	4.26%
Residential mortgages	709,529	4.22%	402,638	4.09%
Consumer loans	203,381	9.34%	3,881	4.78%
Total loans and leases (3)	8,707,492	4.55%	8,641,683	4.23%
Other interest-earning assets	87,503	5.76%	128,396	5.44%
Total interest-earning assets	9,566,364	4.49%	10,106,613	4.08%
Non-interest-earning assets	501,013		393,066
Total assets	$10,067,377		$10,499,679
Liabilities
Interest checking accounts	$825,672	1.93%	$526,995	1.38%
Money market deposit accounts	3,156,988	2.25%	3,356,717	1.50%
Other savings accounts	432,893	2.10%	37,138	0.27%
Certificates of deposit	1,763,634	2.24%	1,916,421	1.62%
Total interest-bearing deposits (4)	6,179,187	2.19%	5,837,271	1.52%
Borrowings	1,447,606	3.04%	2,461,085	2.31%
Total interest-bearing liabilities	7,626,793	2.35%	8,298,356	1.75%
Non-interest-bearing deposits (4)	1,353,112		1,193,769
Total deposits and borrowings	8,979,905	2.00%	9,492,125	1.53%
Other non-interest-bearing liabilities	110,090		80,074
Total liabilities	9,089,995		9,572,199
Shareholders' equity	977,382		927,480
Total liabilities and shareholders' equity	$10,067,377		$10,499,679
Interest spread		2.49%		2.55%
Net interest margin		2.61%		2.64%
Net interest margin tax equivalent (5)		2.62%		2.64%

(1) For presentation in this table, average balances and the corresponding average yields for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(2) Includes owner occupied commercial real estate loans.
(3) Includes non-accrual loans, the effect of which is to reduce the yield earned on loans and leases, and deferred loan fees.
(4) Total costs of deposits (including interest bearing and non-interest bearing) were 1.80% and 1.26% for the six months ended June 30, 2019 and June 30, 2018, respectively.
(5) Non-GAAP tax-equivalent basis, using an estimated marginal tax rate of 26% for both the six months ended June 30, 2019 and 2018, presented to approximate interest income as a taxable asset. Management uses non-GAAP measures to present historical periods comparable to the current period presentation. In addition, management believes the use of these non-GAAP measures provides additional clarity when assessing Customers’ financial results. These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
SEGMENT REPORTING - UNAUDITED
(Dollars in thousands, except per share amounts)
The following tables present Customers' business segment results for the three and six months ended June 30, 2019 and 2018:

	Three Months Ended June 30, 2019			Three Months Ended June 30, 2018
	Customers Bank Business Banking	BankMobile	Consolidated	Customers Bank Business Banking	BankMobile	Consolidated
Interest income (1)	$103,014	$8,936	$111,950	$104,110	$3,529	$107,639
Interest expense	47,061	210	47,271	40,182	135	40,317
Net interest income	55,953	8,726	64,679	63,928	3,394	67,322
Provision for loan losses	(2,206)	7,552	5,346	(1,247)	463	(784)
Non-interest income	970	11,066	12,036	7,465	8,662	16,127
Non-interest expense	38,107	21,475	59,582	37,721	16,029	53,750
Income (loss) before income tax expense (benefit)	21,022	(9,235)	11,787	34,919	(4,436)	30,483
Income tax expense (benefit)	4,629	(2,138)	2,491	7,910	(1,090)	6,820
Net income (loss)	16,393	(7,097)	9,296	27,009	(3,346)	23,663
Preferred stock dividends	3,615	—	3,615	3,615	—	3,615
Net income (loss) available to common shareholders	$12,778	$(7,097)	$5,681	$23,394	$(3,346)	$20,048

Basic earnings (loss) per common share	$0.41	$(0.23)	$0.18	$0.74	$(0.11)	$0.64
Diluted earnings (loss) per common share	$0.40	$(0.22)	$0.18	$0.72	$(0.10)	$0.62

(1) Amounts reported include funds transfer pricing of $2.2 million and $3.5 million for the three months ended June 30, 2019 and 2018, respectively, credited to BankMobile for the value provided to the Customers Bank Business Banking segment for the use of excess low/no cost deposits.

	Six Months Ended June 30, 2019			Six Months Ended June 30, 2018
	Customers Bank Business Banking	BankMobile	Consolidated	Customers Bank Business Banking	BankMobile	Consolidated
Interest income (2)	$195,885	$17,140	$213,025	$196,664	$7,940	$204,604
Interest expense	88,666	376	89,042	72,100	151	72,251
Net interest income	107,219	16,764	123,983	124,564	7,789	132,353
Provision for loan losses	770	9,343	10,113	627	706	1,333
Non-interest income	8,547	23,207	31,754	15,904	21,133	37,037
Non-interest expense	73,491	40,075	113,566	72,052	33,979	106,031
Income (loss) before income tax expense (benefit)	41,505	(9,447)	32,058	67,789	(5,763)	62,026
Income tax expense (benefit)	9,510	(2,187)	7,323	15,638	(1,416)	14,222
Net income (loss)	31,995	(7,260)	24,735	52,151	(4,347)	47,804
Preferred stock dividends	7,229	—	7,229	7,229	—	7,229
Net income (loss) available to common shareholders	$24,766	$(7,260)	$17,506	$44,922	$(4,347)	$40,575

Basic earnings (loss) per common share	$0.80	$(0.23)	$0.56	$1.43	$(0.14)	$1.29
Diluted earnings (loss) per common share	$0.79	$(0.23)	$0.55	$1.39	$(0.13)	$1.26
As of June 30, 2019 and 2018
Goodwill and other intangibles	$3,629	$12,218	$15,847	$3,629	$13,521	$17,150
Total assets (3)	$10,555,141	$627,286	$11,182,427	$11,017,272	$75,574	$11,092,846
Total deposits	$7,729,580	$456,197	$8,185,777	$6,876,688	$419,266	$7,295,954
Total non-deposit liabilities	$1,970,391	$34,854	$2,005,245	$2,843,360	$17,305	$2,860,665

(2) Amounts reported include funds transfer pricing of $7.8 million and $7.9 million for the six months ended June 30, 2019 and 2018, respectively, credited to BankMobile for the value provided to the Customers Bank Business Banking segment for the use of excess low/no cost deposits.
(3) Amounts reported exclude inter-segment receivables.

The following tables present Customers' business segment results for the quarter ended June 30, 2019, the preceding four quarters, and the six months ended June 30, 2019, and 2018, respectively:

Customers Bank Business Banking:						Six Months Ended June 30,
	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018	2019	2018
Interest income (1)	$103,014	$92,871	$98,129	$106,156	$104,110	$195,885	$196,664
Interest expense	47,061	41,605	41,592	45,982	40,182	88,666	72,100
Net interest income	55,953	51,266	56,537	60,174	63,928	107,219	124,564
Provision for loan losses	(2,206)	2,976	(200)	2,502	(1,247)	770	627
Non-interest income (loss)	970	7,577	9,352	(7,756)	7,465	8,547	15,904
Non-interest expense	38,107	35,384	38,778	36,115	37,721	73,491	72,052
Income before income tax expense	21,022	20,483	27,311	13,801	34,919	41,505	67,789
Income tax expense	4,629	4,880	6,175	1,930	7,910	9,510	15,638
Net income	16,393	15,603	21,136	11,871	27,009	31,995	52,151
Preferred stock dividends	3,615	3,615	3,615	3,615	3,615	7,229	7,229
Net income available to common shareholders	$12,778	$11,988	$17,521	$8,256	$23,394	$24,766	$44,922

Basic earnings per common share	$0.41	$0.39	$0.55	$0.26	$0.74	$0.80	$1.43
Diluted earnings per common share	$0.40	$0.38	$0.55	$0.26	$0.72	$0.79	$1.39

(1) Amounts reported include funds transfer pricing of $2.2 million, $5.6 million, $3.8 million, $3.9 million and $3.5 million for the three months ended June 30, 2019, March 31, 2019, December 31, 2018, September 30, 2018, and June 30, 2018, respectively. Amounts reported also include funds transfer pricing of $7.8 million and $7.9 million for the six months ended June 30, 2019 and 2018, respectively. These amounts are credited to BankMobile for the value provided to the Customers Bank Business Banking segment for the use of excess low/no cost deposits.

BankMobile:						Six Months Ended June 30,
	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018	2019	2018
Interest income (2)	$8,936	$8,204	$5,174	$3,889	$3,529	$17,140	$7,940
Interest expense	210	166	187	62	135	376	151
Net interest income	8,726	8,038	4,987	3,827	3,394	16,764	7,789
Provision for loan losses	7,552	1,791	1,585	422	463	9,343	706
Non-interest income	11,066	12,141	10,525	9,840	8,662	23,207	21,133
Non-interest expense	21,475	18,600	18,267	20,989	16,029	40,075	33,979
Loss before income tax expense or benefit	(9,235)	(212)	(4,340)	(7,744)	(4,436)	(9,447)	(5,763)
Income tax benefit	(2,138)	(49)	(1,066)	(1,902)	(1,090)	(2,187)	(1,416)
Net loss available to common shareholders	$(7,097)	$(163)	$(3,274)	$(5,842)	$(3,346)	$(7,260)	$(4,347)

Basic loss per common share	$(0.23)	$(0.01)	$(0.10)	$(0.18)	$(0.11)	$(0.23)	$(0.14)
Diluted loss per common share	$(0.22)	$(0.01)	$(0.10)	$(0.18)	$(0.10)	$(0.23)	$(0.13)

Deposit balances (3)
Disbursements business deposits	$409,683	$615,710	$370,690	$732,489	$419,266
White label deposits	46,514	11,046	5,168	—	—
Total deposits	$456,197	$626,756	$375,858	$732,489	$419,266

(2) Amounts reported include funds transfer pricing of $2.2 million, $5.6 million, $3.8 million, $3.9 million and $3.5 million for the three months ended June 30, 2019, March 31, 2019, December 31, 2018, September 30, 2018, and June 30, 2018, respectively. Amounts reported also include funds transfer pricing of $7.8 million and $7.9 million for the six months ended June 30, 2019 and 2018, respectively. These amounts are credited to BankMobile for the value provided to the Customers Bank Business Banking segment for the use of excess low/no cost deposits.
(3) As of June 30, 2019, March 31, 2019, December 31, 2018, September 30, 2018, and June 30, 2018.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END LOAN COMPOSITION - UNAUDITED
(Dollars in thousands)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2019	2019	2018	2018	2018
Commercial:
Multi-family	$3,017,531	$3,212,312	$3,285,297	$3,504,540	$3,542,770
Mortgage warehouse	2,054,307	1,535,343	1,461,810	1,574,731	1,987,306
Commercial & industrial	2,131,790	1,983,081	1,894,887	1,783,300	1,755,183
Commercial real estate non-owner occupied	1,176,575	1,107,336	1,125,106	1,157,849	1,155,998
Construction	59,811	53,372	56,491	95,250	88,141
Total commercial loans	8,440,014	7,891,444	7,823,591	8,115,670	8,529,398

Consumer:
Residential	654,556	626,668	568,068	511,236	494,265
Manufactured housing	75,597	77,778	79,731	82,589	85,328
Consumer	552,839	153,153	74,035	51,210	3,874
Total consumer loans	1,282,992	857,599	721,834	645,035	583,467
Deferred (fees)/costs and unamortized (discounts)/premiums, net	(1,663)	(3,197)	(424)	(3,045)	642
Total loans	$9,721,343	$8,745,846	$8,545,001	$8,757,660	$9,113,507

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END DEPOSIT COMPOSITION - UNAUDITED
(Dollars in thousands)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2019	2019	2018	2018	2018

Demand, non-interest bearing	$1,380,698	$1,372,358	$1,122,171	$1,338,167	$1,090,744
Demand, interest bearing	925,180	811,490	803,948	833,176	623,343
Savings	529,532	417,346	384,545	275,825	38,457
Money market	2,912,266	3,265,823	3,097,391	3,673,065	3,471,249
Time deposits	2,438,101	1,558,301	1,734,181	2,393,481	2,072,161
Total deposits	$8,185,777	$7,425,318	$7,142,236	$8,513,714	$7,295,954

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY - UNAUDITED
(Dollars in thousands)	As of June 30, 2019					As of March 31, 2019					As of June 30, 2018
	Total loans	Non accrual /NPLs	Total credit reserves	Total NPLs to total loans	Total reserves to total NPLs	Total loans	Non accrual /NPLs	Total credit reserves	Total NPLs to total loans	Total reserves to total NPLs	Total loans	Non accrual /NPLs	Total credit reserves	Total NPLs to total loans	Total reserves to total NPLs

Loan type
Multi-family	$3,017,531	$—	$9,926	—%	—%	$3,212,312	$1,997	$10,630	0.06%	532.30%	$3,542,770	$1,343	$12,069	0.04%	898.66%
Commercial & industrial (1)	2,184,556	6,327	17,065	0.29%	269.72%	2,038,229	13,064	16,072	0.64%	123.03%	1,811,751	14,401	15,246	0.79%	105.87%
Commercial real estate non-owner occupied	1,176,575	94	6,159	0.01%	6552.13%	1,107,336	102	6,015	0.01%	5897.06%	1,155,998	2,536	6,698	0.22%	264.12%
Construction	59,811	—	649	—%	—%	53,372	—	584	—%	—%	88,141	—	992	—%	—%
Total commercial loans and leases receivable	6,438,473	6,421	33,799	0.10%	526.38%	6,411,249	15,163	33,301	0.24%	219.62%	6,598,660	18,280	35,005	0.28%	191.49%
Residential	648,860	5,083	4,168	0.78%	82.00%	625,066	5,574	6,572	0.89%	117.90%	493,222	5,606	2,908	1.14%	51.87%
Manufactured housing	75,597	1,570	489	2.08%	31.15%	77,778	1,924	644	2.47%	33.47%	85,328	2,015	659	2.36%	32.70%
Consumer	552,839	359	10,298	0.06%	2868.52%	153,153	108	3,689	0.07%	3415.74%	3,874	94	226	2.43%	240.43%
Total consumer loans receivable	1,277,296	7,012	14,955	0.55%	213.28%	855,997	7,606	10,905	0.89%	143.37%	582,424	7,715	3,793	1.32%	49.16%
Deferred (fees) costs and unamortized (discounts) premiums, net	(1,663)	—	—	—%	—%	(3,197)	—	—	—%	—%	642	—	—	—%	—%
Loans and leases receivable	7,714,106	13,433	48,754	0.17%	362.94%	7,264,049	22,769	44,206	0.31%	194.15%	7,181,726	25,995	38,798	0.36%	149.25%
Loans receivable, mortgage warehouse, at fair value	2,001,540	—	—	—%	—%	1,480,195	—	—	—%	—%	1,930,738	—	—	—%	—%
Total loans held for sale	5,697	1,325	—	23.26%	—%	1,602	—	—	—%	—%	1,043	—	—	—%	—%
Total portfolio	$9,721,343	$14,758	$48,754	0.15%	330.36%	$8,745,846	$22,769	$44,206	0.26%	194.15%	$9,113,507	$25,995	$38,798	0.29%	149.25%

(1) Commercial & industrial loans, including owner occupied commercial real estate loans.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
NET CHARGE-OFFS/(RECOVERIES) - UNAUDITED
(Dollars in thousands)
	Q2	Q1	Q4	Q3	Q2
	2019	2019	2018	2018	2018
Loan type
Multi-family	$(7)	$541	$—	$—	$—
Commercial & industrial (1)	(186)	(239)	1,457	60	192
Commercial real estate non-owner occupied	(114)	(6)	(10)	(15)	(209)
Residential	61	33	52	(6)	(15)
Consumer	883	731	655	432	459
Total net charge-offs (recoveries) from loans held for investment	$637	$1,060	$2,154	$471	$427

(1) Commercial & industrial loans, including owner occupied commercial real estate.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED
Customers believes that the non-GAAP measurements disclosed within this document are useful for investors, regulators, management and others to evaluate our core results of operations and financial condition relative to other financial institutions. These non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in Customers' industry. These non-GAAP financial measures exclude from corresponding GAAP measures the impact of certain elements that we do not believe are representative of our ongoing financial results, which we believe enhance an overall understanding of our performance and increases comparability of our period to period results. Investors should consider our performance and financial condition as reported under GAAP and all other relevant information when assessing our performance or financial condition. Although non-GAAP financial measures are frequently used in the evaluation of a company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results of operations or financial condition as reported under GAAP.
The following tables present reconciliations of GAAP to non-GAAP measures disclosed within this document.

Core Earnings - Customers Bancorp											Six Months Ended June 30,
	Q2 2019		Q1 2019		Q4 2018		Q3 2018		Q2 2018		2019		2018
(dollars in thousands except per share data)	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share
GAAP net income to common shareholders	$5,681	$0.18	$11,825	$0.38	$14,247	$0.44	$2,414	$0.07	$20,048	$0.62	$17,506	$0.55	$40,575	$1.26
Reconciling items (after tax):
Severance expense	373	0.01	—	—	1,421	0.04	—	—	—	—	373	0.01	—	—
Loss upon acquisition of interest-only GNMA securities	5,682	0.18	—	—	—	—	—	—	—	—	5,682	0.18	—	—
Merger and acquisition related expenses	—	—	—	—	355	0.01	2,222	0.07	655	0.02	—	—	735	0.02
Losses on sale of multi-family loans	—	—	—	—	868	0.03	—	—	—	—	—	—	—	—
(Gains) losses on investment securities	347	0.01	(2)	—	101	—	15,417	0.48	138	—	345	0.01	128	—
Core earnings	$12,083	$0.38	$11,823	$0.38	$16,992	$0.53	$20,053	$0.62	$20,841	$0.64	$23,906	$0.76	$41,438	$1.28

Core Return on Average Assets - Customers Bancorp						Six Months Ended June 30,
(dollars in thousands except per share data)	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018	2019	2018
GAAP net income	$9,296	$15,440	$17,862	$6,029	$23,663	$24,735	$47,804
Reconciling items (after tax):
Severance expense	373	—	1,421	—	—	373	—
Loss upon acquisition of interest-only GNMA securities	5,682	—	—	—	—	5,682	—
Merger and acquisition related expenses	—	—	355	2,222	655	—	735
Losses on sale of multi-family loans	—	—	868	—	—	—	—
(Gains) losses on investment securities	347	(2)	101	15,417	138	345	128
Core net income	$15,698	$15,438	$20,607	$23,668	$24,456	$31,135	$48,667

Average total assets	$10,371,842	$9,759,529	$9,947,367	$10,728,339	$10,721,190	$10,067,377	$10,499,679

Core return on average assets	0.61%	0.64%	0.82%	0.88%	0.91%	0.62%	0.93%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Adjusted Net Income and Adjusted ROAA - Pre-Tax Pre-Provision - Customers Bancorp						Six Months Ended June 30,
(dollars in thousands except per share data)	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018	2019	2018
GAAP net income	$9,296	$15,440	$17,862	$6,029	$23,663	$24,735	$47,804
Reconciling items:
Income tax expense	2,491	4,831	5,109	28	6,820	7,323	14,222
Provision for loan losses	5,346	4,767	1,385	2,924	(784)	10,113	1,333
Severance expense	490	—	1,869	—	—	490	—
Loss upon acquisition of interest-only GNMA securities	7,476	—	—	—	—	7,476	—
Merger and acquisition related expenses	—	—	470	2,945	869	—	975
Losses on sale of multi-family loans	—	—	1,161	—	—	—	—
(Gains) losses on investment securities	347	(2)	101	19,895	138	345	128
Adjusted net income - pre-tax pre-provision	$25,446	$25,036	$27,957	$31,821	$30,706	$50,482	$64,462

Average total assets	$10,371,842	$9,759,529	$9,947,367	$10,728,339	$10,721,190	$10,067,377	$10,499,679

Adjusted ROAA - pre-tax pre-provision	0.98%	1.04%	1.12%	1.18%	1.15%	1.01%	1.24%

Core Return on Average Common Equity - Customers Bancorp						Six Months Ended June 30,
(dollars in thousands except per share data)	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018	2019	2018
GAAP net income to common shareholders	$5,681	$11,825	$14,247	$2,414	$20,048	$17,506	$40,575
Reconciling items (after tax):
Severance expense	373	—	1,421	—	—	373	—
Loss upon acquisition of interest-only GNMA securities	5,682	—	—	—	—	5,682	—
Merger and acquisition related expenses	—	—	355	2,222	655	—	735
Losses on sale of multi-family loans	—	—	868	—	—	—	—
(Gains) losses on investment securities	347	(2)	101	15,417	138	345	128
Core earnings	$12,083	$11,823	$16,992	$20,053	$20,841	$23,906	$41,438

Average total common shareholders' equity	$768,592	$751,133	$745,226	$732,302	$710,549	$759,911	$710,009

Core return on average common equity	6.31%	6.38%	9.05%	10.86%	11.76%	6.34%	11.77%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Adjusted ROCE - Pre-Tax Pre-Provision - Customers Bancorp						Six Months Ended June 30,
(dollars in thousands except per share data)	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018	2019	2018
GAAP net income to common shareholders	$5,681	$11,825	$14,247	$2,414	$20,048	$17,506	$40,575
Reconciling items:
Income tax expense	2,491	4,831	5,109	28	6,820	7,323	14,222
Provision for loan losses	5,346	4,767	1,385	2,924	(784)	10,113	1,333
Severance expense	490	—	1,869	—	—	490	—
Loss upon acquisition of interest-only GNMA securities	7,476	—	—	—	—	7,476	—
Merger and acquisition related expenses	—	—	470	2,945	869	—	975
Losses on sale of multi-family loans	—	—	1,161	—	—	—	—
(Gains) losses on investment securities	347	(2)	101	19,895	138	345	128
Pre-tax pre-provision adjusted net income available to common shareholders	$21,831	$21,421	$24,342	$28,206	$27,091	$43,253	$57,233

Average total common shareholders' equity	$768,592	$751,133	$745,226	$732,302	$710,549	$759,911	$710,009

Adjusted ROCE - pre-tax pre-provision	11.39%	11.57%	12.96%	15.28%	15.29%	11.48%	16.26%

Net Interest Margin, Tax Equivalent - Customers Bancorp						Six Months Ended June 30,
(dollars in thousands except per share data)	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018	2019	2018
GAAP net interest income	$64,679	$59,304	$61,524	$64,001	$67,322	$123,983	$132,353
Tax-equivalent adjustment	183	181	171	172	171	364	342
Net interest income tax equivalent	$64,862	$59,485	$61,695	$64,173	$67,493	$124,347	$132,695

Average total interest earning assets	$9,851,150	$9,278,413	$9,518,120	$10,318,943	$10,329,530	$9,566,364	$10,106,613

Net interest margin, tax equivalent	2.64%	2.59%	2.57%	2.47%	2.62%	2.62%	2.64%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Core Efficiency Ratio - Customers Bancorp
						Six Months Ended June 30,
(dollars in thousands except per share data)	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018	2019	2018
GAAP net interest income	$64,679	$59,304	$61,524	$64,001	$67,322	$123,983	$132,353

GAAP non-interest income	$12,036	$19,718	$19,877	$2,084	$16,127	$31,754	$37,037
Loss upon acquisition of interest-only GNMA securities	7,476	—	—	—	—	7,476	—
(Gains) losses on investment securities	347	(2)	101	19,895	138	345	128
Losses on sale of multi-family loans	—	—	1,161	—	—	—	—
Core non-interest income	19,859	19,716	21,139	21,979	16,265	39,575	37,165
Core revenue	$84,538	$79,020	$82,663	$85,980	$83,587	$163,558	$169,518

GAAP non-interest expense	$59,582	$53,984	$57,045	$57,104	$53,750	$113,566	$106,031
Severance expense	(490)	—	(1,869)	—	—	(490)	—
Merger and acquisition related expenses	—	—	(470)	(2,945)	(869)	—	(735)
Core non-interest expense	$59,092	$53,984	$54,706	$54,159	$52,881	$113,076	$105,296

Core efficiency ratio (1)	69.90%	68.32%	66.18%	62.99%	63.26%	69.14%	62.11%

(1) Core efficiency ratio calculated as core non-interest expense divided by core revenue.

Tangible Common Equity to Tangible Assets - Customers Bancorp

(dollars in thousands except per share data)	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018
GAAP - Total shareholders' equity	$991,405	$978,373	$956,816	$954,812	$936,227
Reconciling items:
Preferred stock	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)
Goodwill and other intangibles	(15,847)	(16,173)	(16,499)	(16,825)	(17,150)
Tangible common equity	$758,087	$744,729	$722,846	$720,516	$701,606

Total assets	$11,182,427	$10,143,894	$9,833,425	$10,617,104	$11,092,846
Reconciling items:
Goodwill and other intangibles	(15,847)	(16,173)	(16,499)	(16,825)	(17,150)
Tangible assets	$11,166,580	$10,127,721	$9,816,926	$10,600,279	$11,075,696

Tangible common equity to tangible assets	6.79%	7.35%	7.36%	6.80%	6.33%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Tangible Book Value per Common Share - Customers Bancorp
(dollars in thousands except per share data)	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018
GAAP - Total shareholders' equity	$991,405	$978,373	$956,816	$954,812	$936,227
Reconciling Items:
Preferred stock	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)
Goodwill and other intangibles	(15,847)	(16,173)	(16,499)	(16,825)	(17,150)
Tangible common equity	$758,087	$744,729	$722,846	$720,516	$701,606

Common shares outstanding	31,202,023	31,131,247	31,003,028	31,687,340	31,669,643

Tangible book value per common share	$24.30	$23.92	$23.32	$22.74	$22.15

Tangible Book Value per Common Share - CAGR - Customers Bancorp
(dollars in thousands except per share data)	Q2 2019	Q4 2018	Q4 2017	Q4 2016	Q4 2015	Q4 2014	Q4 2013
GAAP - Total shareholders' equity	$991,405	$956,816	$920,964	$855,872	$553,902	$443,145	$386,623
Reconciling Items:
Preferred stock	(217,471)	(217,471)	(217,471)	(217,471)	(55,569)	—	—
Goodwill and other intangibles	(15,847)	(16,499)	(16,295)	(17,621)	(3,651)	(3,664)	(3,676)
Tangible common equity	$758,087	$722,846	$687,198	$620,780	$494,682	$439,481	$382,947

Common shares outstanding	31,202,023	31,003,028	31,382,503	30,289,917	26,901,801	26,745,529	26,646,566

Tangible book value per common share	$24.30	$23.32	$21.90	$20.49	$18.39	$16.43	$14.37
CAGR	10.02%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Core Earnings - Customers Bank Business Banking Segment
											Six Months Ended June 30,
	Q2 2019		Q1 2019		Q4 2018		Q3 2018		Q2 2018		2019		2018
(dollars in thousands except per share data)	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share
GAAP net income to common shareholders	$12,778	$0.40	$11,988	$0.38	$17,521	$0.55	$8,256	$0.26	$23,394	$0.72	$24,766	$0.79	$44,922	$1.39
Reconciling items (after tax):
Severance expense	359	0.01	—	—	1,421	0.04	—	—	—	—	359	0.01	—	—
Loss upon acquisition of interest-only GNMA securities	5,682	0.18	—	—	—	—	—	—	—	—	5,682	0.18
Losses on sale of multi-family loans	—	—	—	—	868	0.03	—	—	—	—	—	—	—	—
(Gains) losses on investment securities	347	0.01	(2)	—	101	—	15,417	0.48	138	—	345	0.01	128	—
Core earnings	$19,166	$0.61	$11,986	$0.38	$19,911	$0.62	$23,673	$0.73	$23,532	$0.73	$31,152	$0.99	$45,050	$1.39

Core Loss - BankMobile Segment											Six Months Ended June 30,
	Q2 2019		Q1 2019		Q4 2018		Q3 2018		Q2 2018		2019		2018
(dollars in thousands except per share data)	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share
GAAP net loss to common shareholders	$(7,097)	$(0.22)	$(163)	$(0.01)	$(3,274)	$(0.10)	$(5,842)	$(0.18)	$(3,346)	$(0.10)	$(7,260)	$(0.23)	$(4,347)	$(0.13)
Reconciling items (after tax):
Severance expense	13	—	—	—	—	—	—	—	—	—	13	—	—	—
Merger and acquisition related expenses	—	—	—	—	355	0.01	2,222	0.07	655	0.02	—	—	735	0.02
Core loss	$(7,084)	$(0.22)	$(163)	$(0.01)	$(2,919)	$(0.09)	$(3,620)	$(0.11)	$(2,691)	$(0.08)	$(7,247)	$(0.23)	$(3,612)	$(0.11)